Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS INCREASED SALES AND GROSS PROFIT
FOR FIRST QUARTER OF 2006

SPARKS, MD, MARCH 21 — McCormick & Company, Incorporated (NYSE:MKC), today reported results for the first quarter ended February 28, 2006.

•                  Increased sales 1%. In local currency, consumer business sales rose 4%, and industrial business sales rose 2%.

•                  Cost savings, improved margins for vanilla and a more favorable business mix increased gross profit margin to 39.2%, up 1.4 percentage points from the first quarter of 2005.

•                  Reported continued progress with key initiatives.

Sales in the first quarter rose 1%, with sales in local currency up 3%. During this period, the Company increased sales with new products and higher volume. In the first quarter, gross profit margin reached 39.2% compared to 37.8% in the prior year. The Company had previously indicated that gross profit margin would increase significantly during 2006 as a result of higher margins for vanilla, improved performance with the industrial business in Europe, and cost savings in both the consumer and industrial businesses.

Earnings per share were 11¢ compared to 26¢ in the first quarter of 2005. In the first quarter of 2006, $33 million of special charges were recorded, which reduced earnings per share 17¢. This compares to $1 million of special charges recorded in the first quarter of 2005. The 2006 charges related to a voluntary separation program in the U.S. and the closure of certain facilities. Also in the first quarter of 2006, a new accounting standard (SFAS 123R) required all stock-based compensation to be expensed which is expected to reduce earnings per share 11¢ during the fiscal year. In the first quarter, stock-based compensation expense of $9 million was recorded, which reduced earnings per share 4¢. Also in the first quarter, higher sales, improved gross profit margin and higher income from unconsolidated operations added 6¢ to earnings per share.

Chairman’s comments

Robert J. Lawless, Chairman, President & CEO, commented, “We are encouraged by the strong start to our 2006 fiscal year. Gross profit margin, operating income and net income were all ahead of plan. Both the consumer and industrial businesses benefited from the launch of new products. We have also taken pricing actions to offset the higher costs of packaging, energy and benefits.

“During the quarter, we made good progress on several key initiatives. First, we are concluding the test markets for the revitalization of our spice and seasoning products in the U.S. We will begin to ship product with new labels in the second quarter and introduce our flip-top caps beginning in the third quarter. Also in the third quarter, we will begin to install new merchandising shelves and launch a number of additional new products, including roasting rubs, new seasoning blends and gourmet grinders. The revitalization program was presented to retailers early in March, and the response was very enthusiastic. We are excited about the potential to gain consumer attention and increased demand with these changes over the next three years.

“Second, the transformation of our industrial business is well underway. We have completed the identification of strategic customers. In order to reduce complexity and improve margins, we plan to reduce the number of smaller customers that contribute marginally to sales and have no significant profit impact. We have already taken actions that are expected to reduce the number of smaller customers that we supply by approximately 25%. As part of our broad restructuring program, we announced the closure of two U.S. manufacturing facilities in January and in February indicated that a facility in Australia would also be closed. We announced a decision last week to exit a small and unprofitable consumer business in Finland. In addition, a voluntary separation program in the U.S. was implemented in the first quarter, which will lead to a reduction in headcount during 2006.

“A third key initiative is our B2K program. Our B2K program is leading to significant cost savings in the U.S. and is now “live” in Europe. On March 1st we transitioned to the new SAP system and processes and are pleased to report that this initial conversion was well executed.

“These are important changes that will position the Company for the future. I am confident that the actions we are taking are well-planned and are being well-executed by our leadership team and employees. As we progress through 2006, we believe that McCormick’s shareholders can look forward to increased sales, improved margins and higher profits.”

Business Segment Results

In the first quarter of 2006, the Company made several changes to the way it reports its business segment results. These changes are described following the financial results for the consumer and industrial businesses.

Consumer Business

(in thousands)

	Three Months Ended
	2/28/06		2/28/05
Net sales	$344,764		$340,544
Operating income	24,868	*	50,922
Operating income excluding special charges	46,205	*	51,845

*  The Company began recording stock-based compensation expense in the first quarter of 2006. During this period $5.7 million of stock compensation expense was recorded in the consumer business operating results.

For the first quarter, sales for McCormick’s consumer business rose 1% and in local currency, increased 4%. This increase was driven largely by new product sales and higher volume. During the quarter, the Company recorded $3.0 million of slotting allowances associated with the launch of new products in the U.S., which lowered consumer business sales 1%. New products and higher volume drove sales in the Americas, which increased 5% in the first quarter. In local currency, sales in the Americas rose 4%. This increase included a 1% reduction in sales due to the first quarter slotting allowances. Consumer sales in Europe declined 5%, but in local currency rose 5%. A portion of the increase related to customer purchases in advance of the implementation of B2K. In the first quarter, sales declined 3% in the Asia/Pacific region, and in local currency declined 1%.

For the consumer business, operating income excluding special charges in the first quarter of 2006 was down $5.6 million from 2005 due primarily to $5.7 million of stock-based compensation expense. Higher sales and operating income in the Americas offset slotting allowances of $3.0 million as well as costs associated with the implementation of B2K in Europe.

Industrial Business

(in thousands)

	Three Months Ended
	2/28/06		2/28/05
Net sales	$264,937		$263,080
Operating income	(575	)*	7,036
Operating income excluding special charges	11,466	*	7,413

*  The Company began recording stock-based compensation expense in the first quarter of 2006. During this period $3.0 million of stock compensation expense was recorded in the industrial business operating results.

For the first quarter, sales for McCormick’s industrial business increased 1% and in local currency increased 2%. The increase was driven primarily by higher volume related to new product introductions by the Company’s U.S. customers. These products drove sales in the Americas, which were up 6% and in local currency 5%. Also, sales of snack food seasonings, which rose throughout 2005, continued to grow in the first quarter of 2006. In Europe, sales declined 13% and in local currency 5%. Sales in the Asia/Pacific region decreased 6%. In both of these regions, the Company eliminated certain lower margin items, which reduced sales, but had minimal profit impact.

For the industrial business, operating income excluding special charges rose $4.1 million, despite $3.0 million of stock-based compensation expense. Higher sales and significantly improved gross profit margin, primarily in the Americas, added $7.1 million to operating income in the first quarter of 2006. In the first quarter of 2005 the industrial business was affected by a supply of high cost vanilla beans and the performance of the industrial business in Europe, both of which had a negative impact on operating profit margin.

In the first quarter of 2006, the Company changed the way it internally reports its business segment results. In line with this change, the segment results above have also been changed and prior periods have been restated to be comparable. The changes are summarized below:

•                  Operating income internally is measured by management excluding special charges. The information provided above displays operating income for each segment with and without special charges. Management believes this information is relevant to analyze business performance and trends.

•                  The Company has decided to allocate 100% of its selling, general and administrative expenses to the business segments beginning in the first quarter of 2006. The Company believes that this more complete allocation better represents the profitability of its two segments.

•                  The sales and income related to warehouse club customers are now managed in the consumer business. Through 2005, this was managed in the industrial business.

In early April, the Company will post to its website restated historical business segment results for each quarter of 2005 at ir.mccormick.com under the heading “Financial Information” and “Revised segment results.”

In addition to the changes noted above, the Company also adopted SFAS 123R. This has a significant effect on each of the business segments and accordingly, the effect is noted with the segment financial results reported above.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET. The conference call will be web cast live via the McCormick corporate web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

3/2006

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (unaudited)

(In thousands except per-share data)

	Three Months Ended
	2/28/2006	2/28/2005
Net sales	$609,701	$603,623
Cost of goods sold	370,616	375,455
Gross profit	239,085	228,168
Gross profit margin	39.2%	37.8%
Selling, general & administrative expense	181,628	168,910
Special charges / (credits)	33,164	1,300
Operating income	24,293	57,958
Interest expense	12,863	11,084
Other income, net	(1,147)	(54)
Income from consolidated operations before income taxes	12,577	46,928
Income taxes	4,025	15,017
Net income from consolidated operations	8,552	31,911
Income from unconsolidated operations	7,280	5,456
Minority interest	(1,444)	(1,332)
Net income	$14,388	$36,035

Earnings per common share - basic	$0.11	$0.27
Earnings per common share - diluted	$0.11	$0.26
Average shares outstanding - basic	132,611	135,649
Average shares outstanding - diluted	135,303	140,457

The Company has included below certain proforma financial results for the first quarter of 2005 and 2006 excluding special charges. In addition, the impact of stock-based compensation expense, which the Company began to record as “Selling, general and administrative expense” in the first quarter of 2006, is noted. Management analyzes its business performance and trends excluding special charges and believes it is appropriate to disclose this information.

	Three Months Ended
	2/28/2006	2/28/2005
Net income	$14,388	$36,035
Impact of special charges on net income	22,697	884
Proforma net income excluding special charges	$37,085	$36,919

Stock-based compensation expense of $8.7 million had an after-tax impact of $5.9 million and reduced net income in the first quarter of 2006. No stock-based compensation expense was recorded in 2005.

Earnings per share - diluted	$0.11	$0.26
Impact of special charges on earnings per share	$0.17	$0.01
Proforma earnings per share - diluted, excluding special charges	$0.27	$0.26

Stock-based compensation expense reduced earnings per share by $0.04 in the first quarter of 2006. No stock-based compensation expense was recorded in 2005.

Earnings per share may not add due to rounding.

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In thousands)

	2/28/2006	2/28/2005
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$31,579	$24,394
Receivables, net	345,353	362,790
Inventories	354,980	351,821
Prepaid expenses and other current assets	53,754	36,479
Total current assets	785,666	775,484
Property, plant and equipment, net	469,936	482,963
Goodwill and intangible assets, net	826,434	828,608
Prepaid allowances	46,865	52,708
Investments and other assets	152,025	136,912
Total assets	$2,280,926	$2,276,675

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$155,901	$367,385
Trade accounts payable	170,068	179,970
Other accrued liabilities	354,135	303,319
Total current liabilities	680,104	850,674
Long-term debt	467,659	295,524
Other long-term liabilities	269,961	193,724
Total liabilities	1,417,724	1,339,922
Minority interest	30,944	32,206
Shareholders’ equity
Common stock	402,516	356,371
Retained earnings	388,402	425,826
Accumulated other comprehensive income	41,340	122,350
Total shareholders’ equity	832,258	904,547
Total liabilities and shareholders’ equity	$2,280,926	$2,276,675

First Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	2/28/2006	2/28/2005
Cash flows from operating activities
Net income	$14,388	$36,035
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	18,085	17,641
Stock based compensation	10,150	—
Income from unconsolidated operations	(7,280)	(5,456)
Changes in operating assets and liabilities	(43,643)	(55,650)
Dividends from unconsolidated affiliates	—	4,500
Net cash flow from operating activities	(8,300)	(2,930)

Cash flows from investing activities
Acquisition of businesses	—	—
Capital expenditures	(16,541)	(13,982)
Proceeds from sale of property, plant and equipment	132	24
Net cash flow from investing activities	(16,409)	(13,958)

Cash flows from financing activities
Short-term borrowings, net	23,011	25,439
Long-term debt borrowings	198,558	5
Long-term debt repayments	(170,335)	(126)
Proceeds from exercised stock options	5,697	13,648
Common stock acquired by purchase	(12,816)	(45,241)
Dividends paid	(23,881)	(21,714)
Net cash flow from financing activities	20,234	(27,989)

Effect of exchange rate changes on cash and cash equivalents	5,791	(1,064)
Increase/(decrease) in cash and cash equivalents	1,316	(45,941)
Cash and cash equivalents at beginning of period	30,263	70,335

Cash and cash equivalents at end of period	$31,579	$24,394